MIVA, Inc.
Amended and Restated Policy for Compensation
For Independent Members of
The Board of Directors

Amended and Restated on June 3, 2009

This policy provides a compensation program for the independent members of the board of directors designed to compensate them for their time and effort.  Board members who do not qualify as independent directors under NASDAQ rules, as they are established from time to time, are not covered by this program.  This is an annual compensation program that is being put into effect as of July 1, 2009.  Compensation for the first one-half of 2009 was covered by the preceding policy.  Compensation for the second one-half of 2009 is to be covered by one-half of the annual amounts included herein.

The overall goals of this policy are:

•	To align the interests of shareholders and directors and

•	To provide value to directors for value received within the current economics of the Company.

The program provides for equity and cash payments.  The equity payments are in the form of Restricted Stock Units (“RSUs”).  Each RSU consists of the right to receive one share of stock upon reaching a vesting event, a predetermined point in time.  At the request of a board member or pursuant to the terms of the RSU Agreement, the RSU may be settled partially in stock and partially in cash to facilitate the payment of any tax liability arising from settlement of the RSU.

One compensation scheme is applicable to all independent board members.  A second scheme provides for additional compensation for the extra efforts and responsibilities for independent directors in the positions of chair and vice-chair of the board.

General Board Compensation

For their service on the board, independent board members are to be given an annual RSU grant, an annual cash retainer, and cash meeting stipends for participation in board and committee meetings.  The annual RSU grant shall be for 50,000 shares.  The RSUs will vest at the rate of one-quarter (1/4) of the total on April 1, July 1, October 1 and January 1 following the grant date.    If an individual becomes an independent member of the board of directors or leaves the board after January 1 of the calendar year, the RSU grant will be adjusted to a fractional portion based on the number of full months in which the individual will be on the board and the denominator of which is twelve (12).  In the case of a new board member, quarterly vesting will be based on the relative number of months to be served in the respective quarters of the remaining calendar year.  In the case of a departing board member, the number of shares that will vest in the last quarter of service will be a fraction of the number of shares that otherwise would have vested the numerator of which will be the number of full months of service during the quarter and the denominator of which is 3.  Any RSUs that are unvested as of the date of termination of service as a director are automatically forfeited.

The annual cash retainer that board members shall be entitled to receive is $10,000.  The retainer shall be paid in quarterly installments of $2,500 each at the beginning of each fiscal quarter.  This retainer shall be prorated for new board members in the same fashion as RSUs as described above.  Terminating board members are not to receive any quarterly payments after termination.

The cash meeting stipends, which are to be paid at the end of each calendar quarter, are as follows:

Board meeting

$2,000 per regular or special board meeting attended in person.

$250 per regular or special board meeting attended telephonically.

Periodic optional management update calls to board members are not compensated.

Committee meetings

$1,000 per committee meeting attended in person, except the audit committee chairman who shall receive $1,500 per meeting.

$250 per meeting attended telephonically, except for the audit committee chairman who shall receive $500 per meeting.

Chair and Vice-Chair Compensation

In addition to the general board compensation, the board members holding the position of chair and vice-chair of the board shall each be given the following additional annual RSU grant.

The annual RSU grant shall be for 12,000 shares.  The RSUs will vest at the rate of one-quarter (1/4) of the total on April 1, July 1, October 1 and January 1 following the grant date and shall be subject to the forfeiture provisions described under “General Board Compensation.”

The RSU grant for a quarter during which a board member ceases to hold the position of chair or vice-chair, whatever the reason, shall be prorated in the same fashion as RSUs for a departing board member as described above.  Any RSUs that are unvested as of the date of termination of service as the chair or vice-chair of the Board are automatically forfeited.

Effective Date

This amended policy is effective for the second one-half of the year 2009 and later years until further amended.